Exhibit 99.1

American States Water Company Announces Third Quarter 2018 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 5, 2018--American States Water Company (NYSE: AWR) today reported basic and fully diluted earnings per share of $0.62 for the quarter ended September 30, 2018, as compared to basic and fully diluted earnings per share of $0.57 for the quarter ended September 30, 2017.

Third Quarter 2018 Results

The table below sets forth a comparison of the third quarter-diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	9/30/2018	9/30/2017	CHANGE
Water	$0.47	$0.44	$0.03
Electric	0.02	0.03	(0.01)
Contracted services	0.13	0.10	0.03
Consolidated diluted earnings per share, as reported	$0.62	$0.57	$0.05

Water Segment:

For the three months ended September 30, 2018, fully diluted earnings per share from the water segment of Golden State Water Company ("GSWC"), a subsidiary of American States Water Company, increased by $0.03 per share as compared to the same period in 2017. Excluding the effects of the Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017 and billed surcharges, both of which have no material impact to earnings, the following items affected the comparability between the two periods:

  An overall increase in the water gross margin, which increased net earnings by approximately $0.02 per share, was due primarily to third-year rate increases approved by the California Public Utilities Commission (“CPUC”) effective January 1, 2018. This increase was partially offset by the revenue impact from a lower authorized return on rate base approved in the cost of capital decision issued by the CPUC in March 2018, which was effective in 2018. The lower authorized return decreased the water gross margin during the three months ended September 30, 2018 by approximately $0.02 per share.
  An overall increase in operating expenses (other than supply costs), which decreased earnings by approximately $0.02 per share, was due primarily to higher employee-related benefits, depreciation expense and property taxes.
  A lower effective income tax rate (excluding the effects of the Tax Act), which increased earnings by approximately $0.03 per share, was due primarily to differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (primarily related to plant, rate case and compensation-related items). Flow-through adjustments increase or decrease tax expense in one period, with an offsetting decrease or increase in another period.

Electric Segment:

For the three months ended September 30, 2018, diluted earnings from the electric segment were $0.02 per share as compared to $0.03 per share for the same period in 2017. The decrease in earnings was largely due to an increase in operating expenses without an increase in customer rates due to delays in finalizing the pending electric general rate case. GSWC filed its electric general rate case in May 2017 for new rates in the years 2018-2021. Because of the delay, year-to-date 2018 billed revenues have been based on 2017 adopted rates, pending a final CPUC decision on the electric general rate case. When approved, the new rates will be retroactive to January 1, 2018.

Contracted Services Segment:

For the three months ended September 30, 2018, diluted earnings per share from the contracted services segment increased by $0.03 per share as compared to the same period in 2017 due, in large part, to the commencement of operations at Eglin Air Force Base (“Eglin AFB”) in June 2017 and at Fort Riley in July 2018, which resulted in an overall increase in contracted services revenue. This increase was partially offset by increases in operating expenses, largely related to the commencement of operations at Fort Riley in July 2018.

Year-to-Date 2018 Results

Basic and fully diluted earnings for the nine months ended September 30, 2018 were $1.36 and $1.35 per share, respectively, as compared to basic and fully diluted earnings of $1.53 per share for the same period in 2017. The table below sets forth a comparison of the year-to-date diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2018	9/30/2017	CHANGE
Water, excluding one-time gain on sale of Ojai water system	$1.02	$1.04	$(0.02)
Electric	0.08	0.09	(0.01)
Contracted services	0.24	0.26	(0.02)
AWR (parent)	0.01	0.01	—
Consolidated diluted earnings per share, adjusted	1.35	1.40	(0.05)
Gain on sale of Ojai water system	—	0.13	(0.13)
Consolidated diluted earnings per share, as reported	$1.35	$1.53	$(0.18)

Water Segment:

Included in earnings for the first nine months of 2017 was the recognition of a pretax gain of $8.3 million, or $0.13 per share, on the sale of GSWC's Ojai water system in June of 2017, with no similar gain in 2018. In June of 2017, GSWC sold its Ojai water system pursuant to a settlement agreement, which resolved an eminent domain action. Also included in earnings for the first nine months of 2017 was the recovery of incremental drought-related items approved by the CPUC in February 2017 resulting in an increase to pretax earnings of $1.5 million, or $0.02 per share in 2017, which did not recur in 2018. Approximately $1.2 million was reflected as a reduction to other operation expenses and approximately $260,000 was reflected as additional revenue. Excluding the effects of both items, diluted earnings per share from the water segment for each of the nine months ended September 30, 2018 and 2017 were $1.02 per share. The following items (excluding the effects of the Tax Act and surcharges, which have no material impact to earnings) affected the water segment’s comparability between the two periods:

  An increase in the water gross margin, which increased net earnings by approximately $0.02 per share. This increase was due to the impact of third-year rate increases effective January 1, 2018, partially offset by the revenue impact from the lower authorized return on rate base in the cost of capital proceeding approved by the CPUC and effective in 2018, as well as the cessation of the Ojai operations in June of 2017. The lower return on rate base beginning in 2018 is expected to decrease GSWC’s 2018 adopted annual revenue requirement by approximately $3.6 million, or about $0.07 per share. Before reflecting the effects of the new cost of capital and the Tax Act, third-year rate increases are expected to add approximately $4.5 million to the 2018 full year adopted water gross margin, net of the cessation of the Ojai water system.
  An overall increase in operating expenses (excluding supply costs), which lowered net earnings by approximately $0.03 per share resulting primarily from higher employee-related benefits, maintenance, depreciation and property taxes as compared to the same period in 2017.
  An increase in interest expense (net of interest and other income), which lowered net earnings at the water segment by approximately $0.02 per share, due primarily to (i) higher short-term borrowings to fund operations and a portion of GSWC’s capital expenditures, (ii) lower gains recorded on investments held to fund a retirement benefit plan resulting from recent market conditions, as compared to the same period in 2017, and (iii) amounts collected and recorded in 2017 from developers on certain outstanding balances, with no similar collections in 2018.
  A lower effective income tax rate (excluding the effects of the Tax Act), increasing earnings by approximately $0.03 per share resulting primarily from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (primarily related to plant, rate case and compensation-related items).

Electric Segment:

For the nine months ended September 30, 2018, diluted earnings from the electric segment were $0.08 per share as compared to $0.09 per share for the same period in 2017. The decrease in earnings was due to an increase in operating expenses without increases in customer rates. As previously discussed, year-to-date 2018 billed revenues have been based on 2017 adopted rates, pending a final CPUC decision on the electric general rate case, which is expected later in 2018 and retroactive to January 1, 2018.

Contracted Services Segment:

For the nine months ended September 30, 2018, diluted earnings per share from the contracted services segment were $0.24 per share as compared to $0.26 per share for the same period in 2017. Included in the results for the nine months ended September 30, 2017 were retroactive revenues resulting from the approval of the third price redetermination at Fort Bragg, which totaled approximately $1.0 million, or $0.02 per share, related to periods prior to 2017. Excluding this retroactive amount, diluted earnings per share from the contracted services segment were $0.24 per share for the nine months ended September 30, 2018 and 2017. There were increases in management fee revenues generated from Eglin AFB and Fort Riley upon the commencement of the operation of their water and wastewater systems by ASUS in June 2017 and July 2018, respectively. These increases were largely offset by a decrease in overall construction revenue and increases in operating expenses, including operating costs incurred at Eglin AFB and Fort Riley upon commencement of their operations.

Regulatory Matters

In July 2017, GSWC filed a general rate case application for all its water regions and the general office. This general rate case will determine new water rates for the years 2019, 2020 and 2021. On August 15, 2018, GSWC and the CPUC’s Public Advocates Office ("CalPA"), formerly named the Office of Ratepayer Advocates, filed a joint motion to adopt a settlement agreement between GSWC and the CalPA in connection with this general rate case. If approved by the CPUC, this settlement resolves all the issues in the general rate case application and, among other things, authorizes GSWC to invest approximately $334.5 million in capital infrastructure over the three-year rate cycle. The CPUC is scheduled to issue a proposed decision for this general rate case during the fourth quarter of 2018. When approved, the new rates will become effective January 1, 2019. As a result, the water gross margin for 2019 in the settlement filing is expected to increase by approximately $6.0 million as compared to the 2018 adopted water gross margin. The 2019 water revenue requirement, as settled, includes decreases of $7.0 million for lower depreciation expense compared to the adopted 2018 depreciation expense and $2.2 million for excess deferred tax refunds resulting from tax reform, both of which have corresponding decreases in depreciation and income tax expense, respectively, and thus no net earnings impact. Had depreciation expense, as settled for 2019, remained the same as the 2018 adopted amount and there was no excess deferred tax refund that lowered the 2019 revenue requirement, the water gross margin for 2019 would have increased by approximately $15.2 million.

In May 2017, GSWC filed its electric general rate case application with the CPUC to determine new electric rates for the years 2018 through 2021. GSWC and CalPA have reached a tentative settlement, which resolves all revenue requirement issues in this general rate case. A settlement conference with all parties in the rate case is scheduled for November 2018. Among other things, the tentative settlement incorporates a previous stipulation in the case, which authorizes a new return on equity for GSWC's electric segment of 9.60%. GSWC’s prior authorized return on equity for its electric segment was 9.95%. The stipulation also included a capital structure and debt cost similar to those approved by the CPUC in March 2018 in connection with GSWC's water segment cost of capital proceeding. Because of the delay in finalizing the electric general rate case, year-to-date 2018 billed electric revenues have been based on 2017 adopted rates, pending a final decision by the CPUC in this rate case application. When a final decision is approved, the new electric rates will be retroactive to January 1, 2018.

Dividends

On October 30, 2018, AWR's Board of Directors approved a fourth quarter dividend of $0.275 per share on AWR's Common Shares. Dividends on the Common Shares are payable on December 3, 2018 to shareholders of record at the close of business on November 15, 2018. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 64 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a five-year compound annual growth rate in the dividend of more than 6% over the long-term.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin for various periods, which is computed by subtracting total water supply costs from total water revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The company will host a conference call on November 6, 2018 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning Tuesday, November 6, 2018 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Tuesday, November 13, 2018.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	September 30,		December 31,
(in thousands)	2018		2017
	(Unaudited)
Assets
Utility Plant-Net	$1,262,915		$1,204,992
Goodwill	1,116		$1,116
Other Property and Investments	26,386		$24,070
Current Assets	134,898		$155,463
Regulatory and Other Assets	39,727		31,093
Total Assets	$1,465,042		$1,416,734
Capitalization and Liabilities
Capitalization	$835,171		$850,984
Current Liabilities	143,186		156,662
Other Credits	486,685		409,088
Total Capitalization and Liabilities	$1,465,042		$1,416,734

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$87,689	$91,919	$228,834	$239,057
Electric	7,875	7,994	25,548	26,108
Contracted services	28,618	24,505	71,429	71,258
Total operating revenues	$124,182	$124,418	$325,811	$336,423

Operating Expenses
Water purchased	$21,842	$20,576	$52,057	$50,619
Power purchased for pumping	3,217	2,913	7,141	6,667
Groundwater production assessment	5,961	5,870	15,146	14,176
Power purchased for resale	2,647	2,439	8,439	7,847
Supply cost balancing accounts	(5,212)	(4,621)	(11,110)	(11,663)
Other operation	8,355	7,657	24,125	21,989
Administrative and general	21,570	21,823	62,076	62,519
Depreciation and amortization	10,118	9,854	29,794	29,184
Maintenance	3,422	3,222	10,921	10,292
Property and other taxes	4,692	4,475	13,863	13,386
ASUS construction	13,620	11,693	35,168	34,589
Gain on sale of assets	(25)	(17)	(43)	(8,318)
Total operating expenses	$90,207	$85,884	$247,577	$231,287

Operating income	$33,975	$38,534	$78,234	$105,136

Other Income and Expenses
Interest expense	(5,948)	(5,775)	(17,919)	(17,606)
Interest income	641	321	1,813	1,200
Other, net	1,223	434	1,844	1,439
Total other income and expenses, net	(4,084)	(5,020)	(14,262)	(14,967)

Income Before Income Tax Expense	$29,891	$33,514	$63,972	$90,169
Income tax expense	6,939	12,508	13,890	33,670
Net Income	$22,952	$21,006	$50,082	$56,499

Weighted average shares outstanding	36,737	36,659	36,728	36,625
Basic earnings per Common Share	$0.62	$0.57	$1.36	$1.53

Weighted average diluted shares	36,950	36,856	36,935	36,813
Fully diluted earnings per Common Share	$0.62	$0.57	$1.35	$1.53

Dividends declared per Common Share	$0.275	$0.255	$0.785	$0.739

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707